Exhibit 99.1

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MSCI Inc. Reports First Quarter 2009 Financial Results

New York – April 2, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the first quarter ended February 28, 2009.

(Note:  Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•	Operating revenues increased 0.9% to $105.9 million in first quarter 2009.
•	Adjusted EBITDA increased 1.9% to $48.5 million in first quarter 2009 for an adjusted EBITDA margin of 45.8%. See Table 10 titled "Reconciliation of Adjusted EBITDA to Net Income."
•	Net income decreased 6.7% to $16.7 million ($0.16 per diluted share) in first quarter 2009 for a net income margin of 15.8%.

Henry A. Fernandez, Chairman and CEO, said “We continued to deliver strong financial results under very difficult economic conditions. In the first quarter, we grew revenues for our subscription business 8.6% from a year-ago and expanded our adjusted EBITDA margin by 50 bps to 45.8% through disciplined expense management.”

“Our pipeline of new subscriptions for many of our products remains solid reflecting the favorable response to recent product enhancements as well as the greater need for risk and performance analytical tools during turbulent and volatile market conditions. Yet, that demand is offset by lower retention rates and delays in subscription sales reflecting the budget constraints faced by many of our clients. Our diverse and global client base, the mission critical nature of many of our products and our strong balance sheet position us well for the quarters ahead,” added Mr. Fernandez.

Selected Financial Information

Table 1a

MSCI Inc.
Selected Income Statement Items (unaudited)

	Three Months Ended
In thousands, except per share data	February 28, 2009	February 29, 2008	Change
Operating revenues	$105,915	$104,951	0.9%
Operating expenses	$73,131	$69,789	4.8%
Net income	$16,724	$17,934	(6.7%)
% Margin	15.8%	17.1%
Diluted EPS	$0.16	$0.18
Adjusted EBITDA[1]	$48,465	$47,567	1.9%
% Margin	45.8%	45.3%

1 See Table 10 titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Table 1b

MSCI Inc.
Selected Balance Sheet Items (unaudited)

	February 28, 2009	November 30, 2008
Cash and cash deposited with related parties[1]	$276,881	$268,077
Trade receivables (net of allowances)	$99,476	$85,723
Total debt (net of discounts)	$396,274	$401,795

1 Prior to July 1, 2008 excess cash was deposited with Morgan Stanley and is shown separately on the balance sheet under cash deposited with related parties.

Summary of Results for Fiscal First Quarter 2009

Operating Revenues – See Table 7

Total operating revenues for the three months ended February 28, 2009 (first quarter 2009) increased 0.9% to $105.9 million compared to $105.0 million for the three months ended February 29, 2008 (first quarter 2008). The growth was comprised of an 8.6% increase in subscription revenues offset, in part, by a 32.7% decrease in asset based fees. The increase in subscription revenues was driven by growth in revenues related to equity index data subscriptions and Multi-Asset Class Portfolio Analytics, which were up 16.6% and 21.9%, respectively, in first quarter 2009 offset, in part, by declines of 0.6% in Equity Portfolio Analytics and 9.8% in Other Products. Within our subscription product categories, revenue growth was experienced across all client segments with the exception of hedge funds which reported a modest decline. Changes in foreign exchange rates (principally the strengthening of the US dollar) in first quarter 2009 compared to first quarter 2008 had an unfavorable impact on revenues of $1.1 million.

Equity Indices: Revenues related to Equity Indices increased 0.1% to $58.4 million in first quarter 2009 compared to the same period in 2008. Revenues from equity index data subscriptions were up 16.6% to $45.3 million in first quarter 2009 with strength across all regions, most notably the Americas. This growth was led by strong increases in our small cap, emerging market and developed market index modules as well as user fees, custom indices and our value/growth index modules.

Revenues attributable to equity index asset based fees decreased 32.7% to $13.2 million in first quarter 2009 compared to first quarter 2008 reflecting decreases of 32.1% to $9.9 million for ETF asset based fees, 31.5% to $2.7 million for retail and institutional indexed funds asset based fees and 45.3% to $0.6 million for other asset and transaction based fees. The average value of assets in ETFs linked to MSCI equity indices decreased 31.0% to $126.4 billion for first quarter 2009 compared to $183.2 billion for first quarter 2008. As of February 28, 2009, the value of assets in ETFs linked to MSCI equity indices was $107.8 billion, representing a decrease of $71.4 billion, or 39.8%, from $179.2 billion as of February 29, 2008. We estimate that the $71.4 billion year-over-year decline in value of assets in ETFs linked to MSCI equity indices was attributable to $98.1 billion of net asset depreciation offset, in part, by $26.7 billion of net asset inflows.

Compared to fourth quarter 2008, equity index asset based fee revenues decreased 2.2%, including a 5.9% decrease in ETF asset based fees. The average value of assets in ETFs linked to MSCI equity indices declined 6.3% to $126.4 billion from $134.9 billion in fourth quarter 2008. The decline in the value of assets in ETFs linked to MSCI equity indices at the end of first quarter 2009 compared to fourth quarter 2008 was 9.4%, or $11.2 billion. We estimate that the $11.2 billion decrease from November 30, 2008 was attributable to asset depreciation of $13.6 billion offset, in part, by asset inflows of $2.4 billion. The $2.4 billion of asset inflows was comprised of $1.4 billion of asset inflows into established ETFs supplemented by $1.0 billion of asset inflows into ETFs launched over the last 12 months.

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The three MSCI indices with the largest amount of ETF assets linked to them as of February 28, 2009 were the MSCI EAFE, Emerging Markets and US Broad Market Indices. The assets linked to these indices were $24.0 billion, $23.6 billion and $7.5 billion, respectively.

Equity Portfolio Analytics: Revenues related to Equity Portfolio Analytics products decreased 0.6% to $32.1 million compared to the same period in 2008, resulting from lower levels of new subscriptions and retention rates during the second half of 2008, most notably for Aegis (our proprietary equity risk data and software product). Revenue from Aegis declined 6.0% to $21.5 million. This decline was offset by gains of 13.9% to $9.4 million for Models Direct (our proprietary risk data product accessed directly) and 2.1% to $1.2 million for Barra on Vendors (our proprietary risk data product accessed through third party vendors).

Multi-Asset Class Portfolio Analytics: Revenues related to Multi-Asset Class Portfolio Analytics increased 21.9% to $9.6 million in first quarter 2009 compared to the same period in 2008. This growth reflects an increase of 37.4% to $7.4 million for BarraOne and a decrease of 12.0% to $2.2 million for Total Risk, which is in the process of being transitioned and decommissioned as its existing users are being offered the opportunity to transition to BarraOne. The strong revenue performance of BarraOne reflects growth in new subscriptions to asset managers and asset owners, particularly in fourth quarter 2008, and relatively high retention rates.

Other Products: Revenues from Other Products decreased 9.8% to $5.7 million in first quarter 2009 compared to the same period in 2008. The decrease reflects a decline of 1.4% to $1.6 million for fixed income analytics and a decrease of 76.6% to $0.3 million in asset based fees from investment products linked to MSCI investable hedge fund indices offset, in part, by an increase of 11.1% to $3.8 million for our energy and commodity analytics products. Revenue growth in our energy and commodity business was, in part, due to increased sales of models used to measure the value of natural gas storage and power generation facilities.

Operating Expenses – See Tables 8 - 9

Operating expenses increased $3.3 million, or 4.8%, to $73.1 million in first quarter 2009 compared to first quarter 2008. The $3.3 million increase reflects increases of $3.3 million in compensation expense (including higher founders grant expense of $1.4 million) and $2.6 million in depreciation expense offset, in part, by decreases of $1.9 million in non-compensation expense and $0.7 million in amortization of intangibles. Changes in foreign exchange rates (principally the strengthening of the US dollar) in first quarter 2009 compared to first quarter 2008 had a favorable impact on reported operating expenses of $3.6 million.

In first quarter 2009, allocation and replacement expenses related to Morgan Stanley services were $9.8 million ($3.0 million of compensation and $6.8 million of non-compensation) compared to $8.9 million ($1.2 million of compensation and $7.7 million of non-compensation) in first quarter 2008. The expense allocation from Morgan Stanley was $1.0 million in first quarter 2009 compared to $6.2 million in first quarter 2008. Replacement expenses associated with services previously provided by Morgan Stanley were $8.7 million (including $2.2 million of depreciation expense and $1.4 million of non-recurring expenses) in first quarter 2009 compared to $2.7 million in first quarter 2008. Please see tables 9a and 9b for details.

Compensation expense increased 8.1% to $44.5 million in first quarter 2009. Excluding founders grant expenses, compensation expense increased 5.3% to $38.3 million. The increase reflects compensation cost for new hires which was offset, in part, by favorable foreign exchange rates (principally the strengthening of the US dollar) which lowered reported compensation expense for staff located outside the United States. The number of full-time employees increased by 146 to 798 on February 28, 2009 from 652 on February 28, 2008 and by 32 from 766 on November 30, 2008. In first quarter 2009, we continued to increase our staff in emerging market centers. As of February 28, 2009, 32% of employees were located in emerging market centers compared to 21% as of February 28, 2008. On February 28, 2009, 160 full-time employees were located in Mumbai and Budapest compared to 83 on February 28, 2008 and 120 on November 30, 2008.

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Non-compensation expenses excluding depreciation and amortization of intangibles decreased 8.9% to $19.2 million reflecting the reduction in the expense allocation from Morgan Stanley offset, in part, by increases in expenses related to replacing services previously provided by Morgan Stanley including information technology and professional services expenses.

Depreciation expense increased to $3.1 million from $0.5 million reflecting the depreciation expense related to capitalized information technology expenditures we incurred in order to replace services previously provided by Morgan Stanley.

Cost of services expenses decreased 6.2% to $28.9 million in first quarter 2009. Compensation expenses increased 5.3% to $21.3 million reflecting higher founders grant expense of $0.8 million and higher headcount which was offset, in part, by favorable foreign exchange rates which lowered reported compensation expense for staff outside the United States. Non-compensation expenses decreased 28.2% to $7.6 million largely reflecting a lower expense allocation from Morgan Stanley.

Selling, general and administrative expenses increased 10.8% to $34.7 million in first quarter 2009. Compensation expenses increased 10.8% to $23.2 million, reflecting higher founders grant expense of $0.6 million and higher headcount including positions associated with the replacement of Morgan Stanley services offset, in part, by favorable foreign exchange rates which lowered reported compensation expense for staff outside the United States. Non- compensation expenses increased 10.9% to $11.5 million reflecting an increase in expenses related to replacing services previously provided by Morgan Stanley including higher information technology and professional services expenses offset, in part, by a reduction in the expense allocation from Morgan Stanley. Selling expenses decreased 0.9% to $12.0 million in first quarter 2009 and general and administrative expenses increased 18.2% to $22.7 million.

Founders grant expenses increased to $6.2 million in first quarter 2009 compared to $4.8 million in first quarter 2008, reflecting less attrition of employees with founders grant awards. Expenses related to the founders grant awards reflects the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007. Of the $6.2 million of founders grant expenses in first quarter 2009, $2.0 million was recorded in cost of services and $4.2 million was recorded in selling, general and administrative.

Interest Expense (Income) and Other, Net

Interest expense (income) and other, net was an expense of $6.4 million in first quarter 2009 compared to an expense of $6.4 million in first quarter 2008 with lower interest expense of $2.8 million offset by a $0.5 million increase in foreign currency and other losses and $2.3 million of lower interest income.

Provision for Income Taxes

The provision for income taxes decreased 10.6% to $9.7 million in first quarter 2009 as a result of lower pre-tax income. The effective tax rate for first quarter 2009 was 36.6% compared to 37.6% in first quarter 2008. The lower effective tax rate largely reflects one-time tax benefits in first quarter 2009 not related to current year earnings.

Net Income

Net income decreased 6.7% to $16.7 million in first quarter 2009 from first quarter 2008 and the net income margin decreased to 15.8% from 17.1%. The decline in net income primarily reflects higher depreciation ($3.1 million in first quarter 2009 compared to $0.5 million in first quarter 2008), higher founders grant expense ($6.2 million compared to $4.8 million) and higher allocation and replacement expenses related to services provided by Morgan Stanley ($9.8 million compared to $8.9 million) offset, in part, by lower income taxes ($9.7 million compared to $10.8 million) and higher revenues ($105.9 million compared to $105.0 million).

Adjusted EBITDA

Adjusted EBITDA increased 1.9% to $48.5 million for first quarter 2009 from $47.6 million for first quarter 2008. See Table 10 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP

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Financial Measures” below. The adjusted EBITDA margin increased to 45.8% in first quarter 2009 from 45.3% in first quarter 2008.

Retention Rate

Our Aggregate Retention Rate (as defined in Table 3) declined to 90.8% for first quarter 2009 from 96.6% for first quarter 2008, reflecting year-over-year declines in each of the four product categories. Our Core Retention Rate (as defined in Table 3) was 91.3% for first quarter 2009 compared to 97.2% for first quarter 2008. See Table 3 for Retention Rates by product category.

Client Count

At February 28, 2009, we had a total of 3,074 clients, excluding clients that pay only asset based fees, as compared to 2,980 at February 29, 2008 and 3,091 at November 30, 2008. The sequential decline in the client count largely reflects a decline in the number of hedge fund clients resulting from the transfer of our hedge fund index data business to Morningstar offset, in part, by an increase in the number of asset manager and asset owner clients. Excluding the transfer of our hedge fund index data business, our client count increased by four from November 30, 2008.

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Table 2

Run Rate Metrics
		As of		Change from
	February 28,	February 29,	November 30,	February 29,	November 30,
In thousands	2009	2008	2008	2008	2008
Run Rates[1]
Equity indices
Subscription	$174,242	$151,945	$170,992	14.7%	1.9%
Asset based fees[2]	50,574	72,927	51,596	(30.7%)	(2.0%)
Equity Indices total	224,816	224,872	222,588	0.0%	1.0%
Equity portfolio analytics	126,789	132,457	129,168	(4.3%)	(1.8%)
Multi-asset class analytics	35,309	30,344	35,105	16.4%	0.6%
Other
Subscription	19,993	18,630	19,699	7.3%	1.5%
Hedge fund asset based fees	1,000	4,471	1,380	(77.6%)	(27.5%)
Other total	20,993	23,101	21,079	(9.1%)	(0.4%)
Total Run Rate	$407,907	$410,774	$407,940	(0.7%)	0.0%
Subscription total	356,333	333,376	354,964	6.9%	0.4%
Asset based fees total	51,574	77,398	52,976	(33.4%)	(2.6%)
Total Run Rate	$407,907	$410,774	$407,940	(0.7%)	0.0%
Subscription based fees by region
% Americas	45%	44%	45%
% non-Americas	55%	56%	55%
Subscription based fees by client type
% Asset Managers	60.8%	62.2%	61.6%
% Broker Dealers	12.3%	12.3%	12.1%
% Hedge Funds	6.1%	6.2%	6.1%
% Asset Owners	6.1%	5.7%	6.0%
% Others	14.6%	13.6%	14.3%

[1] The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2] Includes asset based fees for ETFs, retail and institutional indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.

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Table 3
Retention Rates

		As of
	February 28,	February 29,	November 30,
	2009	2008	2008
Aggregate Retention Rate [1,3]
Equity indices	94.9%	98.0%	89.3%
Equity portfolio analytics	86.2%	95.2%	69.6%
Multi-asset class analytics	92.0%	98.6%	85.1%
Other products	83.3%	91.7%	80.8%
Total aggregate retention	90.8%	96.6%	80.6%
Core Retention Rate [2,3]
Equity indices	95.0%	98.1%	89.5%
Equity portfolio analytics	87.4%	96.8%	80.5%
Multi-asset class analytics	92.0%	98.6%	86.8%
Other products	84.0%	91.7%	83.6%
Total core retention	91.3%	97.2%	85.3%

1 Our Aggregate Retention Rate represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. The Aggregate Retention Rate for non-annual periods are annualized. Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter.

2 Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as cancellation.

3 The Aggregate and Core Retention Rates shown are for the three-month periods ended February 28, 2009, February 29, 2008 and November 30, 2008, respectively.

Table 4

Clients and Employees

		As of		Change from
	February 28,	February 29,	November 30,	February 29,	November 30,
	2009	2008	2008	2008	2008
Client count [1]	3,074	2,980	3,091	3.2%	(0.5%)
Full-time employees	798	652	766	22.4%	4.2%

1 The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

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Table 5

ETF Assets Linked to MSCI Indices

Quarter-end AUM

						Change from
	2008				2009	February 29,	November 30,
In billions	February	May	August	November	February	2008	2008
AUM in ETFs linked to MSCI Indices	$179.2	$199.6	$166.3	$119.0	$107.8	(39.8%)	(9.4%)

Sequential Change (In billions)
Appreciation/Depreciation	$(15.2)	$9.9	$(31.2)	$(63.2)	$(13.6)
Cash Inflow / Outflow	2.7	10.5	(2.1)	15.9	2.4
Total Change	$(12.5)	$20.4	$(33.3)	$(47.3)	$(11.2)
Source: Bloomberg and MSCI

Quarterly Average AUM

						Change from
	2008				2009	February 29,	November 30,
In billions	February	May	August	November	February	2008	2008
AUM in ETFs linked to MSCI Indices	$183.2	$184.4	$178.3	$134.9	$126.4	(31.0%)	(6.3%)

Source: Bloomberg and MSCI

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2009 results on Thursday, April 2, 2009 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, www.mscibarra.com, or dial 1-877-419-6593 within the United States. International callers dial 1- 719-325- 4856.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through April 9, 2009. To listen to the recording, visit the investor relations section of www.mscibarra.com, or dial 1-888-203-1112 (passcode: 3422785) within the United States. International callers dial 1-719-457-0820 (passcode: 3422785).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over USD 3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the controlling shareholder of MSCI Inc. MXB#IR

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For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2008 and filed with the Securities and Exchange Commission on January 29, 2009 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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Table 6

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
In thousands, except per share data	February 28, 2009	February 29, 2008	November 30, 2008
Operating revenues	$105,915	$104,951	$107,416
Operating expenses
Cost of services[1]	28,935	30,860	35,094
Selling, general and administrative[1]	34,716	31,320	32,299
Amortization of intangible assets	6,429	7,125	7,125
Depreciation and amortization of property, equipment, and leasehold improvement[1]	3,051	484	2,696
Total operating expenses	73,131	69,789	77,214
Operating income	32,784	35,162	30,202
Interest income	(121)	(2,372)	(419)
Interest expense	5,638	8,463	5,810
Other expense	882	336	4,435
Interest expense (income) and other, net	6,399	6,427	9,826
Income before income taxes	26,385	28,735	20,376
Provision for income taxes	9,661	10,801	7,551
Net income	$16,724	$17,934	$12,825
Earnings per basic common share	$0.17	$0.18	$0.13
Earnings per diluted common share	$0.16	$0.18	$0.13
Weighted average shares outstanding used in computing earnings per share
Basic	100,286	100,011	100,060
Diluted	101,471	100,728	101,067

1During the three months ended February 28, 2009, certain balances for prior periods have been reclassified to conform to current period presentations.

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Table 7

Operating Revenues by Product Category

	Three Months Ended			Change from
	February 28,	February 29,	November 30,	February 29,	November 30,
In thousands	2009	2008	2008	2008	2008
Equity indices
Equity index subscriptions	$45,267	$38,809	$45,538	16.6%	(0.6%)
Equity index asset based fees	13,182	19,588	13,472	(32.7%)	(2.2%)
Equity indices total	58,449	58,397	59,010	0.1%	(1.0%)
Equity portfolio analytics	32,140	32,342	32,495	(0.6%)	(1.1%)
Multi-asset class portfolio analytics	9,623	7,892	9,384	21.9%	2.5%
Other products	5,703	6,320	6,527	(9.8%)	(12.6%)
Total operating revenues	$105,915	$104,951	$107,416	0.9%	(1.4%)
Subscription	92,733	85,363	93,944	8.6%	(1.3%)
Equity index asset based fees	13,182	19,588	13,472	(32.7%)	(2.2%)
Total operating revenues	$105,915	$104,951	$107,416	0.9%	(1.4%)

Table 8a

Operating Expenses by Category
(Compensation vs. Non-compensation)

	Three Months Ended
	February 28,	February 29,
In thousands	2009	2008	Change
Compensation	$38,299	$36,367	5.3%
Non-compensation excluding depreciation	19,151	21,017	(8.9%)
Total	57,450	57,384	0.1%
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	3,051	484	nm
Operating expenses excluding founders grant	66,930	64,993	3.0%
Founders grant	6,201	4,796	29.3%
Operating expenses including founders grant	$73,131	$69,789	4.8%

All nm figures are not meaningful

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Table 8b
Operating Expenses by Category
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	February 28,	February 29,
In thousands	2009	2008	Change
Cost of services
Compensation	$19,252	$18,938	1.7%
Non-compensation excluding depreciation	7,638	10,633	(28.2%)
Total	26,890	29,571	(9.1%)
Selling, general and administrative
Compensation	19,047	17,429	9.3%
Non-compensation excluding depreciation	11,513	10,384	10.9%
Total	30,560	27,813	9.9%
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	3,051	484	nm
Operating expenses excluding founders grant	66,930	64,993	3.0%
Founders grant	6,201	4,796	29.3%
Operating expenses including founders grant	$73,131	$69,789	4.8%

All nm figures are not meaningful

Table 8c

Operating Expenses by Category including founders grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	February 28,	February 29,
In thousands	2009	2008	Change
Cost of services
Compensation	$19,252	$18,938	1.7%
Founders grant	2,045	1,289	-
Total	21,297	20,227	5.3%
Non-compensation excluding depreciation	7,638	10,633	(28.2%)
Total	28,935	30,860	(6.2%)
Selling, general and administrative
Compensation	19,047	17,429	9.3%
Founders grant	4,156	3,507	18.5%
Total	23,203	20,936	10.8%
Non-compensation excluding depreciation	11,513	10,384	10.9%
Total	34,716	31,320	10.8%
Amortization of intangible assets	6,429	7,125	(9.8%)
Depreciation and amortization of property, equipment, and leasehold improvement	3,051	484	nm
Operating expenses including founders grant	$73,131	$69,789	4.8%

All nm figures are not meaningful

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Table 9a

Allocation and Replacement Expenses Related to Morgan Stanley Services

	Three Months Ended
	February 28,	February 29,
In thousands	2009	2008
Allocation Expenses	$1,040	$6,176
Replacement Expenses
Compensation	2,994	1,192
Non-compensation
Recurring	2,067	755
Non-recurring	1,432	757
Depreciation	2,227	10
Non-compensation total	5,726	1,522
Replacement Expenses total	8,720	2,714
Total Allocation and Replacement Expenses	$9,760	$8,890
Compensation total	2,994	1,192
Non-compensation total	6,766	7,698
Total Allocation and Replacement Expenses	$9,760	$8,890

Table 9b

Allocation and Replacement Expenses Related to Morgan Stanley Services
(Cost of Services vs. Selling, General & Administrative)

	Three Months Ended
	February 28,	February 29,
In thousands	2009	2008
Cost of services
Allocation	$267	$3,409
Cost of services total	267	3,409
Selling, general & administrative
Replacement compensation	2,994	1,192
Non-compensation
Allocation	773	2,767
Replacement
Recurring	2,067	755
Non-Recurring	1,432	757
Depreciation	2,227	10
Non-compensation total	6,499	4,289
Selling, general & administrative total	9,493	5,481
Total Allocation and Replacement Expenses	$9,760	$8,890
Cost of services total	267	3,409
Selling, general & administrative total	9,493	5,481
Total Allocation and Replacement Expenses	$9,760	$8,890

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Table 10

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	February 28,	February 28,	November 30,
In thousands	2009	2008	2008
Adjusted EBITDA	$48,465	$47,567	$48,590
Less: Founders grant expense	6,201	4,796	8,567
Less: Depreciation and amortization	3,051	484	2,696
Less: Amortization of intangible assets	6,429	7,125	7,125
Less: Interest expense (income) and other, net	6,399	6,427	9,826
Less: Provision for income taxes	9,661	10,801	7,551
Net income	$16,724	$17,934	$12,825

Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets and other unusual one-time non-cash charges included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

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Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over four years.